SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is dated as of November 3, 2006, between Altimo Holdings & Investments Ltd., a company formed under the laws of the British Virgin Islands (“Seller”) and Sunbird Limited, a company formed under the laws of Cyprus (“Purchaser”). Purchaser and Seller are sometimes referred to in this Agreement together as the “Parties” and individually as a “Party”.
RECITALS
     A. Seller owns 10,731,707 shares of common stock, par value $0.01 per share (the “Sale Shares”), of Golden Telecom, Inc., a Delaware corporation (the “Company”).
     B. Purchaser is an indirect, 100% subsidiary of Seller.
     C. Seller desires to sell, and Purchaser desires to purchase, all of the Sale Shares on the terms and conditions set forth in this Agreement.
AGREEMENT
     The Parties, intending to be legally bound, agree as follows:
1. Sale and Purchase of Shares.
     1.1 Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2), Seller shall sell, transfer, assign, and deliver to Purchaser the Sale Shares, free and clear of all liens, claims, encumbrances, restrictions, and interests of third parties, and Purchaser shall purchase and acquire the Sale Shares from Seller.
     1.2 Purchase Price. Purchaser shall pay to Seller, as consideration for the Sale Shares, the aggregate purchase price of $195,000,000 (the “Purchase Price”), represented by a promissory note in the principal amount of the Purchase Price, substantially in the form attached hereto as Annex A, to be delivered by the Purchaser to the Seller at Closing (the “Promissory Note”).
2. Closing. The consummation of the sale and purchase under this Agreement (the “Closing”) will be effected at the registered office of Seller, immediately following the execution and delivery of this Agreement, or at such other place, time, or date as may be agreed upon by the Parties.
     2.1 Deliveries by Seller at Closing. At the Closing, Seller will deliver to Purchaser (or as directed by the Purchaser) the following:
2.1.1	The certificate representing all of the Sale Shares, duly endorsed for transfer to Purchaser;

2.1.2	An original copy of duly adopted resolutions of the directors of Seller, and power of attorney issued by Seller, authorizing the person endorsing the certificate referred to in Section 2.1.1 to execute such endorsement; and

2.1.3	An original copy of the a Change of Name Certificate, issued by the Registrar of Companies of the British Virgin Islands, confirming the change of the name of Seller from Alfa Telecom Limited.
     2.2 Obligations of Buyer at Closing. At the Closing, Purchaser shall deliver to Seller the duly executed Promissory Note.
3. Representations and Warranties of Seller. As of the date of this Agreement, Seller represents and warrants to Purchaser as follows:
     3.1 Authority, Power, and Capacity of Seller. Seller is a company duly formed and validly existing under the laws of the British Virgin Islands. Seller has the right, power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.
     3.2 Ownership of Sale Shares by Seller. Seller beneficially and of record owns the Sale Shares. Seller owns the Sale Shares free and clear of all liens, claims, encumbrances, restrictions, and interests of third parties of any kind (except as provided for under the Shareholders Agreement (as defined in Section 5.1 below) and documents contemplated thereby). The Sale Shares are fully paid and non-assessable.
4. Representations and Warranties of Purchaser. As of the date of this Agreement, Purchaser represents and warrants to Seller as follows:
     4.1 Power and Capacity of Purchaser. Purchaser is a company duly formed and validly existing under the laws of Cyprus. Purchaser has full legal right, power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed, and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
     4.2 Disclosure of Information to, and Relevant Experience of, Purchaser. Purchaser has received all of the information that Purchaser considers necessary or appropriate for deciding whether to purchase the Sale Shares. Purchaser further acknowledges that Purchaser can bear the economic risk of the investment and has such knowledge and experience that it is capable of evaluating the merits and risks of the investment.
5. Post-Closing Covenants.
     5.1 Shareholders Agreement. Purchaser hereby acknowledges that the Sale Shares are subject to the terms and conditions of a Shareholders Agreement, dated as of August 19, 2003, between and among the Company, the Seller (then known as Alfa Telecom Limited), Nye Telenor East Invest AS, OAO Rostelecom, Capital International Global Emerging Markets Private Equity Fund, L.P., Cavendish Nominees Limited, and First NIS Regional

Fund SICAV (the “Shareholders Agreement”). Purchaser agrees that it will forthwith following the Closing execute and deliver to the other parties to the Shareholders Agreement an Endorsement (as defined in, and in compliance with the term of, the Shareholders Agreement) agreeing to be bound by the terms and conditions of the Shareholders Agreement.
6. Miscellaneous.
     6.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with paper confirmation of transmittal), or (c) sent by an internationally recognized overnight delivery service (receipt required):
(i)	If to Purchaser, at:
Sunbird Limited
c/o CTF Holdings Limited
Suite 2
4 Irish Place
Gibraltar
Fax: +350 41988
Attn: Franz Wolf
(ii)	If to Seller, at
Altimo Holdings & Investments Ltd.
c/o CTF Holdings Limited
Suite 2
4 Irish Place
Gibraltar
Fax: +350 41988
Attn: Franz Wolf
or to such other address as a Party may from time to time designate by notice in writing to the other Party.
     6.2 Further Assurances. Each Party agrees to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.
     6.3 Construction. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect meaning or interpretation under this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The terms “include” or “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to an agreement or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date.

     6.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any prior agreements, arrangements, and understandings relating thereto. This Agreement may not be amended or modified except by a written agreement executed by both Parties.
     6.5 Assignment; Successors; Third-Party Beneficiaries. Neither Party may assign any rights under this Agreement without the prior consent of the other Party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed as giving any person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
     6.6 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties will be enforceable to the fullest extent permitted by law.
     6.7 Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. This Agreement may be executed and delivered by exchange of fax copies bearing the signatures of the Parties, followed by exchange of original, signed counterparts. Such fax copies shall be enforceable original documents.
     6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without any reference to principles of conflicts of laws.
Signature Page Follows

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement to be effective as of the day and year first above written.

SUNBIRD LIMITED

By:	/s/ Stella Herodotou

Name:	Stella Herodotou

Title:	Director

ALTIMO HOLDINGS &
INVESTMENTS LTD.

By:	/s/ Franz Wolf

Name:	Franz Wolf

Title:	Director

Signature Page                    Sale and Purchase Agreement

ANNEX A
FORM OF NON-NEGOTIABLE PROMISSORY NOTE

US$195,000,000	Dated: November ___, 2006
     FOR VALUE RECEIVED, SUNBIRD LIMITED, a company formed under the laws of Cyprus with its registered office at Themistokli Dervi, 5, Elenion Building, 2nd Floor, P.C. 1066, Nicosia, Cyprus (the “Issuer”) hereby promises to pay to the order of ALTIMO HOLDINGS & INVESTMENTS LTD., a corporation organized under the laws of the British Virgin Islands, with its registered office at Geneva Place, 333 Waterfront Drive, Road Town, Tortola, British Virgin Islands (the “Holder”) the principal amount of ONE HUNDRED NINETY-FIVE MILLION US DOLLARS (US$195,000,000) subject to and in accordance with the terms and conditions herein.
1. THE NOTE
     1.1 This promissory note (the “Note”) is the Promissory Note referred to in that certain Sale and Purchase Agreement dated November 3, 2006, between the Issuer and the Holder (the “SPA”). Capitalized terms used and not defined herein have the meaning specified in the SPA.
2. TERMS OF PAYMENT
     This Note is due and payable as follows:
     2.1 All principal hereunder shall be due and payable on the date six months following the Closing. The Issuer shall make any payments due hereunder in US Dollars by wire transfer of immediately available funds to such account of the Holder as the Holder notifies the Issuer in writing for that purpose. This Note shall bear no interest.
     2.2 The Issuer may, without premium or penalty, at any time prepay all or part of the outstanding balance of this Note.
     2.3 If any date on which any sum falls due under this Note is not a business day in the place of payment, such amount shall be due on the next succeeding business day in such place.
3. EVENTS OF DEFAULT
     3.1 The following shall be “Events of Default”:
     (A) the Issuer fails to pay any amount due under this Note on the date such amount is due;
     (B) if, under any applicable law relating to bankruptcy, insolvency, or relief of debtors (an “Applicable Bankruptcy Law”), the Issuer (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a trustee,

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receiver, assignee, liquidator, or similar official, or (v) admits its inability to pay its debts as they come due;
     (C) if a court or similar governmental body of competent jurisdiction enters an order or decree under any Applicable Bankruptcy Law that (i) is for relief against the Issuer in an involuntary case or proceeding, (ii) appoints a trustee, receiver, assignee, liquidator, or similar official for the Issuer of substantially all of the Issuer’s assets, or (iii) orders the liquidation of the Issuer; or
     (D) if any material provision of this Note or the SPA ceases to be valid and binding on or enforceable against the Issuer.
     3.2 Upon the occurrence of any Event of Default, all amounts under this Note shall be due and payable immediately without demand, notice, or grace and the Holder is entitled to take all steps necessary to collect the same.
4. GENERAL
     4.1 Any notice or other communication desired to be given or made hereunder shall be given in accordance with Section 6.1 of the SPA as if the same were set out herein in full.
     4.2 No amendment or modification of any provision of this Note will be valid unless the same is in writing and signed by the Holder.
     4.3 No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.
     4.4 In the event that any provision or part of this Note shall be held void or unenforceable by any court of competent jurisdiction, the other provisions or parts of this Note will remain in full force and effect.
     4.5 This Note shall be governed by and construed in accordance with the laws of the State of New York, without any reference to principles of conflicts of laws.
     IN WITNESS whereof this Note has been duly executed and delivered by the Issuer on the date first written above.

SUNBIRD LIMITED

By:

Name:

Title:

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